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Exhibit (m)(4)(A)(ii)

May 1, 2026

Voya Investors Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Reduction in Fee Payable under the Voya Investors Trust Fourth Amended and Restated Shareholder Service and Distribution Plan

Ladies and Gentlemen:

Voya Investments Distributor, LLC (“VID”) hereby waives a portion of the distribution fee payable to VID for Voya Retirement Conservative Portfolio, Voya Retirement Aggressive Portfolio (formerly, Voya Retirement Growth Portfolio), Voya Retirement Moderate Portfolio, and Voya Retirement Moderately Aggressive Portfolio (formerly, Voya Retirement Moderate Growth Portfolio) under the Voya Investors Trust Third Amended and Restated Shareholder Service and Distribution Plan for Adviser Class Shares for a period from May 1, 2026, through May 1, 2027, as follows:

Total Amount of
Name of Fund	Distribution Fee Waived(1)
Voya Retirement Conservative Portfolio	0.2480%

Voya Retirement Aggressive Portfolio (formerly, Voya	0.0751%
Retirement Growth Portfolio)

Voya Retirement Moderately Aggressive Portfolio	0.1106%
(formerly, Voya Retirement Moderate Growth Portfolio)

Voya Retirement Moderate Portfolio	0.1587%

(1)The amount per annum on the average daily net assets attributable to Adviser Class Shares.

VID acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this Agreement requires approval by the Board of Trustees of Voya Investors Trust.

May 1, 2026

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Andrew K. Schlueter_____________

Name: Andrew K. Schlueter

Title: Senior Vice President

Voya Investments Distributor, LLC

ACCEPTED AND AGREED TO:

Voya Investors Trust

By: _Kimberly A. Anderson_____________________

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized